UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2014

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 9401 Wilshire Boulevard #608 Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90212 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

_______________________________________________________________

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2014, Genius Brands International, Inc. (the “Company”) appointed Richard Staves as it’s interim Chief Financial Officer. Mr. Staves previously served as the Chief Financial Officer of A Squared Entertainment LLC, which was acquired by the Company on November 15, 2013, from January 2011 to November 2011 and from June 2012 and November 2013.

Richard Staves, 64, has served as the President of Cherry Creek Wealth Management since November 2013 and from January 2010 to October 2013 was the owner of Cambridge Financial Services, an accounting, tax preparation and wealth management services firm. Prior to this position, Mr. Staves was a Senior Wealth Advisor for Wells Fargo Wealth Management Group from April 2008 to December 2009. Mr. Staves has held various positions with Arthur Anderson from 1971 to 1976, including Tax Manager. Subsequently, Mr. Staves founded a Certified Public Accounting firm and provided accounting services to companies on a consulting basis. Mr. Staves served as the Chief Financial Officer of Armstrong, Hirsch & Levine, an entertainment law firm, for three years and also previously served as the Controller and Chief Financial Officer of DIC Entertainment. Mr. Staves received his Bachelor of Arts from California State University and is a Certified Public Accountant. Mr. Staves is a Personal Financial Specialist (PFS), as designated by the American Institute of Certified Public Accounts (AICPA) and holds Series 7, 63 and 65 securities licenses.

Mr. Staves has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Staves and any other person pursuant to which he was appointed as an officer of the Company.

Jeanene Morgan resigned from her position as Chief Financial Officer of the Company, effective March 7, 2014. Ms. Morgan did not resign due to any disagreement with the Company or its management regarding any matters relating to the Company's operations, policies or practices.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: March 13, 2014	By: /s/ Andrew Heyward
Name: Andrew Heyward
Title: Chief Executive Officer

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